Exhibit 99.1

Neos Therapeutics Reports First Quarter 2018 Financial Results

Company to Host Conference Call at 8:30am ET Today

Dallas/Fort Worth, Texas, May 9, 2018 —  Neos Therapeutics, Inc. (Nasdaq: NEOS), a pharmaceutical company focused on developing, manufacturing and commercializing innovative extended-release (XR) products using its proprietary modified-release drug delivery technologies, today reported financial results for the first quarter ended March 31, 2018 and provided a business update.

“Our unique and differentiated commercial ADHD franchise continued to perform well and was driven by the sales growth of our two leading products, Adzenys XR-ODT® and Cotempla XR-ODT®. In fact, our net product sales in the first quarter of 2018 grew 91% over the same period last year and reached over $10 million in quarterly revenue for the first time in our history. As we continue our efforts to take a greater share of the ADHD market, we are very pleased to report that we have now completed the transition of bringing our sales force in house as Neos employees, thereby gaining cost and operating efficiencies,” said Vipin K. Garg, Ph.D., President and CEO of Neos Therapeutics. “With the February launch of Adzenys ER™, we are focused on the commercial success of all three products as well as developing our pipeline using our high-value proprietary modified-release drug delivery technology.”

Commercial Product Highlights as Reported by IQVIA

Neos’ three commercial Attention Deficit/Hyperactivity Disorder (ADHD) products are Adzenys XR-ODT®, Cotempla XR-ODT® and Adzenys ER™ which launched in May 2016, September 2017 and February 2018, respectively. In order to most accurately represent the number of prescriptions filled, going forward the company will be utilizing cumulative TRx numbers verses EUTRx (Extended Units), which was formerly used and based on dispensed pills.

	Cumulative TRx (1Q18)	Cumulative TRx (1Q17)	Year-over- year increase	Cumulative TRx since launch (as of 4/27/18)	Patients switching from another medication (as of 4/20/18)
Adzenys XR-ODT®	60,334	31,122	93.9%	288,405	71%
Cotempla XR-ODT®	32,829	N/A	N/A	55,096	77%
TOTAL	93,163	31,122	199.3%	343,501	N/A

Additional Commercial Product Highlights as Reported by IQVIA

•                  Prescription Trends for Adzenys XR-ODT and Cotempla XR-ODT Continuing to Grow: The cumulative total number of TRx combined for the two XR-ODT products, Adzenys XR-ODT and Cotempla XR-ODT, were 93,163 for the three months ended March 31, 2018, an increase of 33.6% over the 69,745 for the three months ended December 31, 2017.

•                  Cotempla XR-ODT Launch is off to a Solid Start: Prescriptions for Cotempla XR-ODT grew rapidly during the three months ended March 31, 2018, reaching 13,634 monthly TRx for March 2018. Monthly prescriptions for Cotempla XR-ODT have grown 73.8% since its launch in September 2017.

•                  The Number of Prescribers of Adzenys XR-ODT and Cotempla XR-ODT Continues to Grow: As of December 31, 2017, 10,870 health care providers had written prescriptions for Adzenys XR-ODT since its launch, and 1,949 health care providers had written prescriptions for Cotempla XR-ODT since its launch. As of the week ended April 13, 2018, those numbers had increased to 12,518 and 5,029, respectively.

•                  Patient Switching from Another ADHD Medication Continues to be an Important Driver of Product Uptake: Doctors are continuing to switch patients over from other ADHD medications to both Adzenys XR-ODT (71% switching) and Cotempla XR-ODT (77% switching).

Corporate Updates

•                  On April 1, 2018, the Company completed the transition of bringing its sales force in house as Neos employees. The Company continues to have Neos representatives in approximately 125 territories nationwide.

•                  As discussed at the Company’s analyst day in March 2018, the Company plans to advance its drug candidate for the treatment of nausea and vomiting into the clinic in the second half of 2018 and to identify one additional branded product candidate in CNS or gastroenterology in 2018.

Select Financial Results for the First Quarter Ended March 31, 2018

Effective January 1, 2018, the Company adopted Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers (Topic 606). The Company now recognizes branded product net revenue at the point in time it delivers product to the wholesalers, including estimates of product returns.  Previously, branded product net revenue was recognized based on filled prescriptions, which did not have a product return component.

•                  Total product revenues were $10.7 million for the three months ended March 31, 2018, compared to $5.6 million for the same period in 2017. For the three months ended March 31, 2018, total product revenues were $8.8 million for the Company’s ADHD products and $1.9 million for generic Tussionex.

	Q1 2018	Q1 2017	% Change
Adzenys XR-ODT	$5.0	$3.1	61.3%
Cotempla XR-ODT	$3.6	N/A	N/A
Adzenys ER	$0.2	N/A	N/A
Generic Tussionex	$1.9	$2.5	(24.0)%
Total	$10.7	$5.6	91.1%

•                  The Company reported a gross profit of $5.5 million for the three months ended March 31, 2018, compared to a gross profit of $0.9 million for the same period in 2017.

•                  Research and development expenses for the three months ended March 31, 2018, were $1.7 million and remained flat compared to $1.7 million for the same period in 2017.

•                  Selling and marketing expenses were $13.0 million for the three months ended March 31, 2018, compared to $10.7 million for the same period in 2017. The first quarter increase was principally due to marketing expenses to support the launches of Cotempla XR-ODT and Adzenys ER which commenced on September 5, 2017, and February 26, 2018, respectively.

•                  General and administrative expenses for the three months ended March 31, 2018, were $3.3 million compared to $3.5 million for the same period in 2017.

•                  The Company reported a net loss of $14.4 million, or $0.50 per share, for the three months ended March 31, 2018, compared to a net loss of $17.2 million, or $0.88 per share, for the same period in 2017.

•                  At March 31, 2018, the Company held $37.2 million in cash and cash equivalents and short-term investments.

Conference Call Details

Neos management will host a conference call and live audio webcast to discuss results and provide a company update at 8:30 a.m. ET today. The live call may be accessed by dialing (877) 388-8985 for domestic calls, or +1 (562) 912-2654 for international callers, and referencing conference ID number 1988619.  A live audio webcast for the conference call will be available on the Investor Relations page of the Company’s website at http://investors.neostx.com/.

About Neos Therapeutics

Neos Therapeutics, Inc. (NASDAQ: NEOS) is a pharmaceutical company focused on developing, manufacturing and commercializing products utilizing its proprietary modified-release drug delivery technology platforms. Adzenys XR-ODT® (amphetamine) extended-release orally disintegrating tablets (see Full Prescribing Information, including Boxed WARNING), Cotempla XR-ODT™ (methylphenidate)

extended-release orally disintegrating tablets (see Full Prescribing Information, including Boxed WARNING), and Adzenys-ER™ (amphetamine) extended-release oral suspension (see Full Prescribing Information, including Boxed WARNING), all for the treatment of ADHD, are the first three approved products using the Company’s extended-release  technology platform. In addition, Neos manufactures and markets its generic version of the branded product Tussionex®(1), an extended-release oral suspension of hydrocodone and chlorpheniramine for the relief of cough and upper respiratory symptoms of a cold (see Full Prescribing Information, including Boxed WARNING). Additional information about Neos is available at www.neostx.com.

(1)Tussionex® is a registered trademark of the UCB Group of Companies.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements concerning the commercialization of Adzenys XR-ODT, Cotempla XR-ODT™ and Adzenys ER, our marketing plans, the therapeutic potential of our products, and the research and development plan for our potential product candidates. Forward-looking statements generally relate to future events or our future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans or intentions. These forward-looking statements reflect our current views about our expectations, strategy, plans, prospects or intentions, which are based on the information currently available to us and on assumptions we have made. Although we believe that our plans, intentions, expectations, strategies and prospects as reflected in or suggested by those forward-looking statements are reasonable, we can give no assurance that the plans, intentions, expectations or strategies will be attained or achieved. Furthermore, actual results may differ materially from those described in the forward-looking statements and will be affected by a variety of risks and factors that are beyond our control including, without limitation, our ability to market and sell our products, the inherent uncertainty of drug research and development, and other risks set forth under the caption “Risk Factors” in our most recently filed Annual Report on Form 10-K as updated by our subsequently filed other SEC filings, including our Quarterly Report(s) on Form 10-Q. We assume no obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

Neos Therapeutics, Inc. and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

(unaudited)

		December 31,
	March 31, 2018	2017 (as adjusted)
ASSETS
Current Assets:
Cash and cash equivalents	$24,777	$31,969
Short-term investments	12,444	18,448
Accounts receivable, net of allowances for chargebacks and cash discounts of $1,435 and $1,154, respectively	19,642	13,671
Inventories	13,399	11,732
Other current assets	2,841	3,575
Total current assets	73,103	79,395

Property and equipment, net	8,173	8,203
Intangible assets, net	15,931	16,348
Other assets	149	162

Total assets	$97,356	$104,108

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current Liabilities:
Accounts payable	$10,662	$11,460
Accrued expenses	28,580	20,944
Current portion of long-term debt	948	896

Total current liabilities	40,190	33,300

Long-Term Liabilities:
Long-term debt, net of current portion	58,973	58,938
Derivative liability	1,474	1,660
Deferred rent	1,059	1,083
Other long-term liabilities	179	180

Total long-term liabilities	61,685	61,861

Stockholders’ Equity (Deficit):
Preferred stock, $0.001 par value, 5,000,000 shares authorized, no shares issued or outstanding at March 31, 2018 and December 31, 2017	—	—
Common stock, $0.001 par value, 100,000,000 authorized at March 31, 2018 and December 31, 2017; 29,030,757 and 28,996,956 issued and outstanding at March 31, 2018, respectively; 29,030,757 and 28,996,956 issued and outstanding at December 31, 2017, respectively	29	29
Treasury stock, at cost, 33,801 shares at March 31, 2018 and December 31, 2017	(352)	(352)
Additional paid-in capital	275,551	274,584
Accumulated deficit	(279,744)	(265,308)
Accumulated other comprehensive loss	(3)	(6)

Total stockholders’ equity (deficit)	(4,519)	8,947

Total liabilities and stockholders’ equity	$97,356	$104,108

Neos Therapeutics, Inc. and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

(unaudited)

	Three Months Ended March 31,
	2018	2017 (as adjusted)
Revenues:
Net product sales	$10,729	$5,631

Cost of goods sold	5,221	4,750
Gross profit	5,508	881

Research and development	1,691	1,724
Selling and marketing expenses	12,990	10,706
General and administrative expenses	3,345	3,539

Loss from operations	(12,518)	(15,088)

Interest expense	(2,220)	(2,211)
Other income, net	302	78

Net loss	$(14,436)	$(17,221)

Weighted average common shares outstanding used to compute net loss per share, basic and diluted	28,996,956	19,624,712

Net loss per share of common stock, basic and diluted	$(0.50)	$(0.88)

Contacts:

Richard Eisenstadt

Chief Financial Officer

Neos Therapeutics

(972) 408-1389

reisenstadt@neostx.com

Sarah McCabe

Stern Investor Relations, Inc.

(212) 362-1200

sarah@sternir.com